EXHIBIT 5.2.1

Orrick, Herrington & Sutcliffe LLP Columbia Center 1152 15th Street, N.W. Washington, DC 20005-1706 +1 202 339 8400 orrick.com

July 15, 2021

Capital One Funding, LLC

1600 Capital One Drive, Room 27907A

McLean, Virginia 22102

Re:	Capital One Multi-asset Execution Trust

Capital One Master Trust

Capital One Funding, LLC (Depositor)

Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as counsel for Capital One Funding, LLC, a Virginia limited liability company (“Funding”), in connection with the Registration Statement on Form SF-3 (the “Registration Statement”), filed on January 9, 2019 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of series (each, a “Series”) of notes (collectively, the “Notes”), each such Series of Notes representing obligations of the Capital One Multi-asset Execution Trust. Initially, each Series of Notes will be secured by a security interest in a Master Trust Collateral Certificate (the “Certificate”), which represents an undivided interest in the Capital One Master Trust (the “Trust”). The Certificate will be issued pursuant to a pooling and servicing agreement (the “PSA”), as supplemented by a series supplement relating to the Certificate (the “Series Supplement” and, together with the PSA, the “Pooling and Servicing Agreement”), each among Capital One Bank (USA), National Association, as Servicer, Funding, as Transferor, and The Bank of New York Mellon, as Trustee.

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that when the Certificate has been (a) duly authorized by appropriate corporate action; (b) executed, authenticated and delivered in accordance with the Pooling and Servicing Agreement; and (c) sold in the manner described in the Registration Statement, any amendment thereto and the prospectus relating thereto, the Certificate will be a legally issued, fully paid, non-assessable and binding obligation of the Trust, and the holder of the Certificate will be entitled to the benefits of such Pooling and Servicing Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

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This opinion is limited to the laws of the State of New York and the federal laws of the United States of America, and we have not considered and express no opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the prospectus contained therein. In giving such consent, we do not admit that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP